Exhibit 99.4

April 29, 2011

Board of Directors

MidCarolina Financial Corporation

3101 South Church Street

Burlington, NC 27215

Re: Amendment No. 2 to Registration Statement on Form S-4 of American National Bankshares Inc.

Members of the Board:

Reference is made to our opinion letter, dated December 15, 2010, with respect to the fairness, from a financial point of view, to the holders of the common stock of MidCarolina Financial Corporation (“MCFI” or “MidCarolina”) of the right to receive the per share consideration to be paid by American National Bankshares Inc. (“AMNB” or “American”) in connection with the merger of MCFI with and into a newly-formed subsidiary of American, and MidCarolina Bank, the wholly-owned subsidiary bank of MidCarolina, with and into American National Bank and Trust Company, the wholly-owned subsidiary bank of American pursuant to an Agreement and Plan of Reorganization between MCFI and AMNB.

The foregoing opinion letter was provided for the information and assistance of the Board of Directors of MCFI in connection with their consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that AMNB has determined to include our opinion in the above-referenced Registration Statement. Our opinion is not intended to, and may not, be relied upon by AMNB or its stockholders.

In that regard, we hereby consent to the reference to our opinion under the captions “SUMMARY – Opinion of MidCarolina’s Financial Advisor”, “RISK FACTORS”, “THE MERGER – Background of the Merger”, “THE MERGER – MidCarolina’s Reasons for the Merger; Recommendation of MidCarolina’s Board of Directors” and “THE MERGER – Opinion of MidCarolina’s Financial Advisor” in, and to the inclusion of such opinion as Appendix C to, the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. By giving such consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

/s/ STIFEL, NICOLAUS & COMPANY, INCORPORATED